News Release

Contact: Rennie Faulkner

Executive Vice President & CFO

(731) 668-2444

KIRKLAND’S REPORTS THIRD QUARTER SALES

JACKSON, Tenn. (November 3, 2005) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week and 39-week periods ended October 29, 2005.

Net sales for the 13 weeks ended October 29, 2005, increased 8.9% to $90.2 million compared with $82.8 million for the 13 weeks ended October 30, 2004. Comparable store sales for the third quarter of 2005 decreased 3.4% compared with a 13.5% decrease for the third quarter of fiscal 2004. Based on these sales results, the Company confirmed its previously issued guidance for the third quarter of a net loss of $0.12 to $0.16 per diluted share.

Net sales for the 39-week period ended October 29, 2005, increased 4.7% to $261.7 million from $250.1 million for the 39-week period ended October 30, 2004. Comparable store sales for the 39 weeks ended October 29, 2005, decreased 8.1% compared with a 5.4% decrease in the prior-year period.

As a result of the impact of Hurricanes Katrina, Rita and Wilma on certain stores in Louisiana, Mississippi, Alabama, Texas and Florida, the Company estimates it has lost approximately $1.2 million to $1.4 million in sales to date, including approximately 70 basis points in comparable store sales, from closed stores and other stores where sales have been affected by the storms. The Company has decided to close permanently one store that suffered significant damage. One additional store is not operating but is expected to open before Thanksgiving.

Kirkland’s will release its third quarter results and outlook for fourth quarter before the market opens on November 18, 2005. The Company will hold its regularly scheduled third quarter earnings conference call at 11:00 a.m. EST on November 18, 2005.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States, operating 334 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.